Exhibit 99.1

Consolidated Financial Statements LifeSize Communications, Inc. For the Year Ended December 31, 2008

LifeSize Communications, Inc.
Consolidated Financial Statements
For the Year Ended December 31, 2008

Report of Independent Auditors

The Board of Directors and Stockholders
LifeSize Communications, Inc.

We have audited the accompanying consolidated balance sheet of LifeSize Communications, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred  to above present fairly, in all material respects, the consolidated financial position of LifeSize Communications, Inc. and subsidiaries at December 31, 2008, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Austin, Texas
April 29, 2009

LifeSize Communications, Inc.
Consolidated Balance Sheet
(In thousands, except per share amounts)

December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$13,136
Trade receivables, net of allowance for doubtful accounts of $403	14,216
Inventories, net	6,656
Prepaid expenses	796
Deferred royalties	494
Other current assets	311
Total current assets	35,609
Property and equipment, net	3,139
Deferred royalties	4,799
Deferred financing costs, net	322
Other long-term assets	293
Total assets	$44,162

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,052
Accrued expenses	3,087
Accrued compensation	2,074
Revolving line of credit	4,500
Current portion of long-term debt	1,620
Other current liabilities	394
Deferred revenue, net	9,288
Total current liabilities	27,015
Long-term deferred revenue	2,587
Long-term debt	8,545
Other long-term liabilities	5,826
Total liabilities	43,973

Stockholders' equity:
Series A convertible preferred stock: $0.001 par value; 18,582 shares
authorized; 18,500 shares issued; liquidation value - $18,500	19
Series B convertible preferred stock: $0.001 par value; 10,798 shares
authorized; 10,526 shares issued; liquidation value - $20,000	11
Series C convertible preferred stock: $0.001 par value; 6,250 shares
authorized; 6,140 shares issued; liquidation value - $17,500	6
Series D convertible preferred stock: $0.001 par value; 8,400 shares
authorized; 8,013 shares issued; liquidation value - $25,000	8
Common stock; $0.001 par value; 59,000 shares authorized;
9,799 issued	10
Additional paid-in capital	83,410
Accumulated deficit	(83,275)
Total stockholders' equity	189
Total liabilities and stockholders' equity	$44,162

See accompanying notes

LifeSize Communications, Inc.
Consolidated Statement of Operations
(In thousands)

Year ended
December 31, 2008

Product revenues	$62,710
Service and other revenues	4,927
Total revenues	67,637

Cost of product revenues	25,758
Cost of service and other revenues	1,783
Total cost of revenues	27,541

Gross profit	40,096

Operating expenses:
Sales and marketing	25,621
Research and development	15,169
General and administrative	4,265
Total operating expenses	45,055
Loss from operations	(4,959)

Other expense:
Interest expense, net	(685)
Other expense	(372)
Total other expense	(1,057)

Net loss before income taxes	(6,016)
Income taxes	121
Net loss	$(6,137)

See accompanying notes.

LifeSize Communications, Inc.
Consolidated Statement of Stockholders’ Equity
(In thousands)

	Series A Convertible		Series B Convertible		Series C Convertible		Series D Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Equity
Balance at December 31, 2007	18,500	$19	10,526	$11	6,140	$6	8,013	$8	8,842	$9	$82,262	$(77,138)	$5,177
Issuance of warrants to purchase common stock	-	-	-	-	-	-	-	-	-	-	137		137
Exercise of stock options (shares subject to repurchase)	-	-	-	-	-	-	-	-	974	1	(1)	-	-
Repurchase of shares of common stock	-	-	-	-	-	-	-	-	(17)	-	-	-	-
Vesting of stock option (shares no longer subject to repurchase)	-	-	-	-	-	-	-	-	-	-	361	-	361
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	651	-	651
Net loss	-	-	-	-	-	-	-	-	-	-	-	(6,137)	(6,137)
Balance at December 31, 2008	18,500	$19	10,526	$11	6,140	$6	8,013	$8	9,799	$10	$83,410	$(83,275)	$189

See accompanying notes

LifeSize Communications, Inc.
Consolidated Statement of Cash Flows
(In thousands)

Year ended
December 31, 2008

Operating activities
Net loss	$(6,137)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation	2,074
Amortization of deferred financing costs	57
Noncash accrued paid-in-kind interest	155
Loss on disposal of fixed assets	5
Stock-based compensation	651
Provision for excess and obsolete inventories	860
Provision for doubtful accounts	351
Changes in operating assets and liabilities:
Trade receivables	(6,188)
Inventories	(3,328)
Prepaid expenses	(268)
Other current assets	(53)
Deferred royalties	(5,293)
Other long-term assets	(292)
Accounts payable	1,589
Accrued expenses	1,057
Accrued compensation	500
Deferred revenue	6,221
Other current liabilities	(187)
Other long-term liabilities	5,826
Net cash used in operating activities	(2,400)

Investing activities
Purchase of property and equipment	(3,010)
Purchase of construction in progress	(46)
Purchases of investments	(1,300)
Proceeds from maturities of investments	4,350
Net cash used in investing activities	(6)

Financing activities
Proceeds from exercise of stock options	434
Proceeds from revolving line of credit	3,100
Repayment of revolving line of credit	(3,000)
Proceeds from long-term debt, net of issuance costs	5,940
Net cash provided by financing activities	6,474

Net change in cash and cash equivalents	4,068
Cash and cash equivalents, beginning of period	9,068
Cash and cash equivalents, end of period	$13,136

Supplemental cash flow information
Interest Paid	$700
Taxes Paid	$92

Noncash investing and financing transactions
Issuance of warrants to purchase common stock	$137
Vesting of refundable stock options	$361

See accompanying notes.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements
December 31, 2008

1. Organization and Business Description

LifeSize Communications, Inc., (the Company) was incorporated in Delaware on January 27, 2003. The Company manufactures, markets, and sells high-quality, easy-to-use high definition video and audio communication products and services on a worldwide basis.

2. Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Liquidity

During the period from January 27, 2003 (inception) through December 31, 2008, the Company reported net operating losses of approximately $83 million and an operating cash flow deficit of approximately $72 million. Management believes that its cash and cash equivalents on hand and the expected cash generated from the Company’s operations in 2009 will be sufficient to fund its operations through December 31, 2009. If the Company’s results of operations and related cash flows from operations do not meet the current operating plan, the Company expects to reduce certain discretionary expenditures and investments, and that with these actions the Company believes that the existing cash and cash equivalents will provide sufficient funds to meet the Company’s operating needs for at least the next 12 months.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results can differ from those estimates.

Reclassification

Certain previously reported amounts have been reclassified to conform to the current year’s presentation.

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash deposits and liquid investments with original maturities of three months or less when purchased and are stated at cost.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The key factors the Company uses in assessing this allowance are the individual judgments on specific customer balances and the overall aging of the total receivables. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company’s cash and cash equivalents are placed with highly rated financial institutions. As of December 31, 2008, cash deposits held in the U.S., which represents the majority of cash and cash equivalents, were fully insured by the U.S. federal government-backed Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts, and the Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash, trade and other receivables, trade and other payables, bank borrowings, and long-term debt. The Company believes all of the financial instruments’ recorded values approximate current market values.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from one to five years. Depreciation of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets. Gains or losses on disposals of capital equipment are included in the results of operations. Repairs and maintenance are charged to expense as incurred.

Revenue Recognition

Most of the Company’s hardware products are integrated with software that is more than incidental to the functionality of the equipment. The Company generally provides software updates, upgrades and enhancements, if any, related to its products for one year and, pursuant to separately sold maintenance contracts, for subsequent years after the original maintenance period ends. In addition, sales of the Company’s software-only products generally include rights to updates, upgrades and enhancements, if any, during a maintenance period of one year.

Accordingly, the Company accounts for revenue for these products in accordance with Statement of Position (SOP) No. 97-2, Software Revenue Recognition, and all related interpretations. The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, price is fixed or determinable, and collectibility is reasonably assured. Revenue related to software-only products is recognized upon shipment. Certain of the Company’s sales are made under agreements allowing certain rights of return and price protection under specified terms and conditions. The Company accrues for product returns in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists. Additionally, the Company recognizes extended service revenue on our hardware and software products ratably over the term of the contract.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

The Company uses the residual method to recognize revenue when an agreement includes one or more elements to be delivered at a future date. If there is an undelivered element under the arrangement, the Company defers revenue based on vendor-specific objective evidence of the fair value of the undelivered element, as determined by the price charged when the element is sold separately. If vendor-specific objective evidence of fair value does not exist for all undelivered elements, the Company defers all revenue until sufficient evidence exists or all elements have been delivered. As of December 31, 2008, deferred revenue included $7,335,000 of deferred maintenance revenue.

The Company accrues for sales returns, sales rebates, and other allowances as a reduction to revenues upon revenue recognition based upon our contractual obligations and management estimates.

Inventories

Inventories are stated at the lower of cost or realizable value, with cost computed on a first-in, first-out basis. Shipping and handling costs are classified as a component of cost of product revenues in the consolidated statements of operations.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising expenses were approximately $3,202,000 for the year ended December 31, 2008.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws in effect when the differences are expected to reverse.

Research and Development Expenditures

The Company accounts for research and development costs in accordance with SFAS No. 2, Accounting for Research and Development Costs, which requires that expenditures be expensed to operations as incurred. Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, which typically occurs when beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Stock-Based Compensation

The Company accounts for its stock-based compensation plan under the recognition and measurement provisions of SFAS No. 123 (revised 2004), Share-Based Payment, (SFAS 123R). Under SFAS 123R, companies are required to account for such transactions using a fair-value method and recognize the expense in their statement of income.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Recently Issued Accounting Standards

In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Based on its current operations, the Company does not expect that the adoption of FSP FAS 142-3 will have a material impact on its financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Based on its current operations, the Company does not expect that the adoption of SFAS 161 will have a material impact on its financial position or results of operations.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (SFAS 141R). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures the assets acquired and the liabilities assumed in a business combination. SFAS 141R is effective for annual periods beginning on or after December 15, 2008 and will be applied prospectively for business combinations entered into after the date of adoption.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (SFAS 157). This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosure about fair value measurements. This pronouncement applies under other accounting standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However SFAS 157 is amended by FSP FAS 157-1, Application of FASB Statement 157 to FASB Statement 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, which excludes from the scope of this provision arrangements accounted for under SFAS 13, Accounting for Leases. SFAS 157 is also amended by FSP FAS 157-2, Effective Date of FASB Statement No. 157 (FSP FAS 157-2), which delays the effectve date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. In October 2008, SFAS 157 was amended again by FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS 157-3), which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued.  The Company adopted SFAS 157 on January 1, 2008, except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-2. The partial adoption of SFAS 157 did not have a material impact on our consolidated financial position or results of operations. The Company also adopted FSP FAS 157-3 for the year ended December 31, 2008, as required, and concluded it did not have a significant impact on consolidated financial position or results of operations.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement 115 (SFAS 159), which permits companies to choose to measure certain financial instruments and certain other items at fair value. The statement requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS 159 on January 1, 2008 as required. The adoption of SFAS 157 did not have a significant impact on the consolidated financial position or results of operations as the Company did not elect the fair value option for items within the scope of this statement.

In June 2006, the FASB issued FASB Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, Accounting for Income Taxes (SFAS 109). FIN 48 defines the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements and seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. In December 2008, the FASB issued FASB Staff Position No. FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, which delays the effective date of FIN 48 for certain nonpublic enterprises until annual financial statements for fiscal years beginning after December 15, 2008. The Company met the requirements for deferral and is currently evaluating the impact of the adoption of FIN 48 on the financial statements.

3. Cash and Cash Equivalents

Approximately $156,000 of cash as of December 31, 2008, is restricted from the Company’s use because it is being held as collateral to secure the Company’s credit card, as collateral for a letter of credit issued on the Company’s behalf and as collateral for the Company’s merchant credit card account. Such restrictions can be released at any time if the Company cancels the credit card and pays off any balances, as the letter of credit expires, or cancels the merchant credit card agreement.

4. Inventories

Inventories consist of the following (in thousands):

December 31, 2008

Raw materials	$741
Raw materials consigned to others	1,750
Finished goods	4,817
Service inventory	1,299
Less: Excess obsolescence and valuation reserve	(1,951)
$6,656

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

5. Property and Equipment

Property and equipment consist of the following (in thousands):

	Expected
	Useful Life	December 31, 2008

Computer equipment	3 years	$1,712
Computer software	3 to 5 years	1,189
Office equipment	1 to 3 years	2,226
Laboratory equipment	3 years	1,547
Furniture and fixtures	5 years	192
Leasehold improvements	Lesser of useful life or term of lease	34
Tooling equipment	3 years	2,124
Other manufacturing equipment	3 years	624
Less: Accumulated depreciation		(6,556)
		3,092
Construction in progress		47
		$3,139

6. Credit Arrangements

During July 2003, the Company entered into a $2.75 million Loan and Security Agreement (the Agreement) with a bank, with only $1 million initially available and the remaining $1.75 million pending the Company receiving a minimum of $9 million in additional gross equity proceeds. No borrowings were permitted after July 31, 2004. Borrowings under the facility are secured by substantially all of the Company’s assets and bear interest at the bank’s prime rate plus 0.25%, but not less than 4.25%. The accrued interest is due monthly. The principal balance is due in equal monthly installments commencing August 31, 2004 through the maturity date January 31, 2007. As of December 31, 2006, the Company had fully drawn against this $2.75 million bank growth capital credit facility and had begun repayments. As of December 31, 2008, there were no balances outstanding under the bank growth capital credit facility.

During March 2005, the Company entered into an amendment to the Agreement (the Amendment) which added a $5 million revolving line of credit for the purpose of financing working capital. The repayment terms are to pay interest monthly at a rate of prime plus 0.25% with a floor of 5.50% with principal and any unpaid interest due on March 21, 2007 (the Maturity Date). During July 2006, the Company entered into an amendment to the Agreement (the Second Amendment) which increased the revolving line of credit to $10 million and changed the Maturity Date to May 31, 2008. During November 2007, the Company entered into an amendment to the Agreement (the Third Amendment) which changed the Maturity Date to November 29, 2009. During April 2008, the company entered into an amendment to the Agreement (the Fourth Amendment) which changed the borrowing base to include certain securities maintained with the lending bank. The debt is secured by all cash, investments, accounts receivable and inventory. Based on the Agreement, these loan advances will be determined by a borrowing base which consists of domestic accounts receivable and foreign accounts receivable insured through a trade credit insurance policy (eligible up to 80% of this account balance), domestic finished goods inventory (eligible up to 40% of this account balance and subject to a maximum amount of $1.5 million), and certain securities maintained with the lending bank (eligible up to 70% of this account balance).

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

6. Credit Arrangements (continued)

In consideration for the credit facility, the Company paid the bank a $2,500 facility fee, reimbursed it for its legal fees associated with documenting the credit facility, and issued it a warrant for the Company’s preferred stock as more fully discussed in Note 7.

As of December 31, 2008, the Company was in compliance with all applicable covenants and restrictions.

As of December 31, 2008, the Company had an outstanding balance under the revolving line of credit of $4.5 million. As of December 31, 2008, the Company had $5.5 million available under the revolving line of credit subject to the borrowing base mentioned above. The interest rate at December 31, 2008 was 5.5%.

During March 2005, the Company entered into a growth capital financing agreement with a venture debt firm for up to $6 million. The Company’s repayment terms for drawn balances were to make monthly interest only payments at an annual fixed rate of 10.25% through April 30, 2006 followed by 30 equal monthly payments consisting of principal and interest. The debt is secured by all assets owned by the Company, except for intellectual property, with such lien being subordinate to the existing credit arrangement mentioned above. In connection with this agreement, the Company provided a warrant for 118,421 shares of Series B Preferred Stock to the lender on the $6 million committed credit line upon execution of the agreement and an additional warrant in August 2005 of 118,421 shares of Series B Preferred Stock upon drawdown of the line. These warrants were valued based on a Black-Scholes pricing model and were recorded as deferred financing costs and are amortized into interest expense on a monthly basis over the life of the agreement as more fully discussed in Note 7.

During June 2006, the Company entered into an amendment to the growth capital financing agreement whereby the repayment terms for drawn balances were adjusted so that monthly interest only payments at an annual fixed rate of 10.25% are payable through March 31, 2007 followed by 25 equal monthly payments consisting of principal and interest. In accordance with EITF Issue No. 96-19: Debtor’s Accounting for a Modification or Exchange of Debt Instruments the amendment is not considered a substantial modification to the debt agreement. In connection with this amendment to the agreement, the Company provided warrants for 31,579 shares of Series B Preferred Stock to the lender on the $6 million committed credit line upon execution of the amendment to the agreement. These warrants were valued based on a Black-Scholes pricing model and were recorded as deferred financing costs and are amortized into interest expense on a monthly basis over the life of the amended agreement as more fully discussed in Note 7.

During November 2007, the Company entered into a term loan (the Term Loan) with a private finance firm for up to $10 million for the purpose of refinancing the growth capital financing agreement and for financing working capital. The Term Loan was initially funded for $4 million with the additional $6 million available to the Company as of December 31, 2007, and until December 31, 2008, subject to $1 million minimum advances made no more often than every fifteen days. During May 2008 the Company entered into an amendment to the Term Loan (the Term Loan First Amendment) which changed the definition of security interest to exclude certain securities defined as collateral for the Company’s revolving line of credit. During October 2008, the Company received the remaining $6 million advance available under the Term Loan. The Term Loan bears interest at (1) a rate of 8% on the outstanding principal balance payable in cash on a monthly basis in arrears from the initial funding date to May 31, 2009 and (2) a rate of 3% on the outstanding principal balance payable in-kind on a monthly basis in arrears from the initial funding date to May 31, 2009. Interest paid in-kind will increase the principal amount outstanding and will thereafter accrue interest during each period. After May 31, 2009 the Term Loan bears interest at a rate of 11.75% per annum. Principal payments are due in thirty equal monthly installments commencing June 30, 2009, in an aggregate amount equal to 75% of the outstanding principal balance with the remaining 25% outstanding due at maturity on November 30, 2011.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

6. Credit Arrangements (continued)

In April 2009, pursuant to its rights under the Term Loan, the Company elected to defer the principal payment commencement date for a six-month period upon notification to the private finance firm. As a result of such election, (1) the principal payments will be due in twenty-four equal monthly installments commencing December 31, 2009 in an aggregate amount equal to 75% of the original $10 million principal balance with the remaining 25% plus payable in-kind interest due at maturity on November 30, 2011, and (2) the Term Loan’s payable in-kind interest will increase from 3% to 4% on the outstanding principal balance on a monthly basis from June 1, 2009 to December 31, 2009.

In consideration for the Term Loan, the Company paid the private finance firm a $40,000 commitment fee, reimbursed it for its related legal fees, and provided a warrant for 259,855 shares of common stock. 103,942 shares vested and were immediately exercisable on the issue date of the warrant. The remaining 155,913 shares vested and became immediately exercisable in October 2008 upon the $6 million advance discussed above. These warrants were valued based on a Black-Scholes pricing model. The value associated with the vested shares is recorded as deferred financing costs and is amortized into interest expense on a monthly basis over the life of the Term Loan as more fully discussed in Note 7.

The Term Loan is secured by all assets owned by the Company, except for intellectual property and certain short-term investments. However, the Company is prohibited from selling its intellectual property without prior approval of the private finance firm.

Proceeds from the Term Loan and the revolving line of credit were used, in part, to repay all outstanding amounts owed under the venture debt growth capital financing agreement. As a result of the repayment, the Company recognized a loss on the early extinguishment of debt of approximately $0.1 million related to the write-off of the unamortized debt financing costs.

The credit facility, revolving line of credit, and term loan are subject to covenants concerning delivery of financial information to the bank, maintenance of minimum levels of insurance, reporting of registered intellectual property rights, utilizing the bank as the Company’s primary depository, and compliance with various other related items. The credit facility and revolving line of credit also place certain restrictions and prohibitions on the Company relative to asset dispositions, business combinations, indebtedness, dividends, investments, and other related items.

As of December 31, 2008, the annual maturities of long-term debt were as follows (in thousands):

Term Loan

2009	$1,620
2010	3,048
2011	5,625
Total	$10,293

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity

Series A, Series B, Series C and Series D Convertible Preferred Stock

During 2003, the Company issued 9,000,000 shares of Series A convertible preferred stock (Series A Preferred Stock) for aggregate net proceeds of approximately $8.92 million. The Company was obligated to issue and the Company’s current investors were obligated to purchase an additional 9,000,000 shares of Series A Preferred Stock once the Company completes certain mutually agreed to milestones, which were met in 2004. During 2004, the Company and investors performed their obligations, and the Company issued 9,500,000 additional shares of Series A Preferred Stock for aggregate net proceeds of approximately $9.49 million.

During 2004, the Company issued 10,526,316 shares of Series B convertible preferred stock (Series B Preferred Stock) for aggregate net proceeds of approximately $19.96 million.

During 2005, the Company issued 6,140,351 shares of Series C convertible preferred stock (Series C Preferred Stock) for aggregate net proceeds of approximately $17.43 million.

During 2006, the Company issued 8,012,822 shares of Series D convertible preferred stock (Series D Preferred Stock) for aggregate net proceeds of approximately $24.93 million.

The significant terms of the Series A, Series B, Series C and Series D Preferred Stock are as follows:

Voting Rights

The preferred stockholders have the right to one vote for each share of common stock into which such holder’s share of Series A, Series B, Series C or Series D Preferred Stock could then be converted. The preferred stockholders, voting as a separate class, are also entitled to designate and elect three directors of the Company.

Liquidation

In the event of any liquidation, dissolution or winding up of this corporation (or deemed occurrence of such event) (Liquidation), if the aggregate proceeds are less than or equal to $200 million, the holders of the Series A, B, C and D Preferred shall be entitled to receive prior and in preference to any distributions to the holders of common stock, (i) an amount for each outstanding share of Series A Preferred equal to $1.00 (adjusted for any recapitalization event, the Series A Original Issue Price) plus all declared but unpaid dividends on such share of Series A Preferred (Series A Liquidation Amount), (ii) an amount for each outstanding share of Series B Preferred equal to $1.90 (adjusted for any recapitalization event, the Series B Original Issue Price) plus all declared but unpaid dividends on such share of Series B Preferred (Series B Liquidation Amount), (iii) an amount for each outstanding share of Series C Preferred equal to $2.85 (adjusted for any recapitalization event, the Series C Original Issue Price) plus all declared but unpaid dividends on such share of Series C Preferred (Series C Liquidation Amount) and (iv) an amount for each outstanding share of Series D Preferred equal to $3.12 (adjusted for any recapitalization event, the Series D Original Issue Price) plus all declared but unpaid dividends on such share of Series D Preferred (Series D Liquidation Amount), respectively. The entire remaining assets and funds of the Company, if any, shall then be distributed ratably among the holders of Series A, B, C and D Preferred and common stock with each outstanding share of Series Preferred treated for this purpose as having been converted into the maximum number of shares of common stock into which such share of Series Preferred could then be converted and as outstanding only until such time as the holder of such share of Series A, B, C or D Preferred has received the maximum amount to be distributed in respect of such share and common stock until (1) with respect to shares of Series A and B Preferred, the amounts distributed to such holders shall equal $5.00 per share (adjusted for any recapitalization event), (2) with respect to shares of Series C Preferred, the amounts distributed to such holders shall equal $8.55 per share (adjusted for any recapitalization event) and (3) with respect to shares of Series D Preferred, the amounts distributed to such holders shall equal $9.36 per share (adjusted for any recapitalization event). Thereafter, any remaining assets shall be distributed solely to the holders of common stock in proportion to the number of shares of common stock then held by them.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

If the aggregate proceeds of a Liquidation exceed $200 million, the holders of the Series C Preferred and Series D Preferred shall be entitled to receive prior and in preference to any distribution of any of the Company’s assets to the holders of Series A Preferred, Series B Preferred, and common stock (1) an amount for each outstanding share of Series C Preferred equal to the Series C Liquidation Amount and (2) and amount for each outstanding share of Series D Preferred equal to the Series D Liquidation Amount. The entire remaining assets of the Company, if any, shall be distributed ratably among the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and common stock (on an as converted to common stock basis) until such time as (1) the holders of Series C Preferred have received an aggregate amount per share equal to $8.55 (adjusted for any recapitalization event) and (2) the holders of Series D Preferred have received an aggregate amount per share equal to $9.36 (adjusted for any recapitalization event). Thereafter, the entire remaining assets of the Company, if any, shall be distributed among the holders of Series A Preferred, Series B Preferred, and common stock ratably on an as converted to common stock basis.

If upon the occurrence of a Liquidation, the Company’s assets shall be insufficient to permit the payment to holders of the Series A Preferred of the full Series A Liquidation Amount, the payment to holders of the Series B Preferred of the full Series B Liquidation Amount, the payment to holders of the Series C Preferred of the full Series C Liquidation Amount, and the payment to holders of the Series D Preferred of the full Series D Liquidation Amount then the Company’s assets shall be distributed ratably among the holders of the Series A, B, C and D Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

Dividends

The holders of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive noncumulative annual dividends at an annual rate of $0.08, $0.152, $0.228 and $0.2496 per share, respectively, as may be adjusted for certain recapitalization events, when declared by the Company. Through December 31, 2008, no dividends have been declared or paid by the Company. The Company’s credit facility prohibits the Company from declaring or paying any dividends during its term.

Conversion

Each share of Series A, Series B, Series C and Series D Preferred Stock is convertible, at the option of the holder, into one share of common stock, subject to certain antidilution adjustments. In the event of conversion to common stock, the holders of Series A, Series B, Series C and Series D Preferred Stock shall receive, when applicable, consideration at conversion for all accrued and unpaid dividends. Each outstanding share of Series A, Series B, Series C and Series D Preferred Stock shall automatically be converted into one share of common stock, subject to certain antidilution adjustments, on the earlier of (a) immediately prior to the Company’s consummation of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with a public offering price of not less than $6.24 per share (as adjusted for recapitalization events) and which results in gross proceeds to the Company of at least $40 million, or (b) the date specified by written consent or agreement of the holders of both (i) at least a majority of the Series A, Series B, and Series C Preferred Stock and (ii) at least 66-2/3% of the Series D Preferred Stock.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Preferred Stock Warrants

On July 31, 2003, the Company issued to its bank warrants to purchase 82,500 shares of Series A Preferred Stock in connection with the credit facility the bank extended to the Company (see Note 6). The warrants were issued with an exercise price of $1.00 per share, subject to adjustment for recapitalization events, and an expiration date of July 31, 2010. The Company valued the warrants at $59,400 using the Black-Scholes method using a zero percent dividend yield, expected volatility of 75%, a risk-free interest rate of 3.75%, and expected life of seven years. The warrant value of $59,400 was recorded as a deferred financing cost and has been amortized into interest expense in equal monthly amounts over the life of the credit facility. The unamortized portion of this deferred financing cost was $0 as of December 31, 2008.

On March 21, 2005 and August 31, 2005, the Company issued warrants to a venture debt firm to purchase 118,421 and 118,421 shares of Series B Preferred Stock, respectively, in connection with the growth capital financing agreement the venture debt firm extended to the Company (see Note 6). The warrants were issued with an exercise price of $1.90 per share, subject to adjustment for recapitalization events, and an expiration date of ten years from the warrant issuance date. The Company valued the warrants at $183,600 and $182,400 using the Black-Scholes method using a zero percent dividend yield, expected volatility of 75%, a risk-free interest rate of 4.55% and 4.2%, respectively, and expected life of ten years. The total warrant value of $366,000 was recorded as a deferred financing cost and has been amortized into interest expense in equal monthly amounts over the life of the growth capital financing agreement. As a result of the repayment of the growth capital financing loan in November 2007 (see Note 6) the Company recognized a loss on extinguishment of debt related to the write-off of unamortized deferred financing costs.

On June 9, 2006, the Company issued warrants to a venture debt firm to purchase 31,579 shares of Series B Preferred Stock in connection with an amendment to the growth capital financing agreement the venture debt firm extended to the Company (see Note 6). The warrants were issued with an exercise price of $1.90 per share, subject to adjustment for recapitalization events, and an expiration date of ten years from the warrant issuance date. The Company valued the warrants at $77,000 using the Black-Scholes method using a zero percent dividend yield, expected volatility of 75%, a risk-free interest rate of 4.98% and expected life of ten years. The total warrant value of $77,000 was recorded as a deferred financing cost and was being amortized into interest expense in equal monthly amounts over the life of the amended growth capital financing agreement. As a result of the repayment of the growth capital financing loan in November 2007 (see Note 6) the Company recognized a loss on extinguishment of debt related to the write-off of unamortized deferred financing costs.

On November 30, 2007, the Company issued warrants to a private finance firm to purchase 259,855 shares of common stock in connection with the Term Loan extended to the Company (see Note 6). The warrants were issued with an exercise price of $0.01 per share and an expiration date of seven years from the warrant issuance date. 103,942 shares vest and are immediately exercisable on the issue date of the warrant. The remaining 155,913 shares vested and became immediately exercisable upon the $6 million advance in October 2008 under the Term Loan, as more fully discussed in Note 6. The Company valued the warrants at approximately $229,000 using the Black-Scholes method using a zero percent dividend yield, expected volatility of 72%, a risk-free interest rate of 3.64% and expected life of seven years. The warrant value associated with the vested options of $229,000 has been recorded as a deferred financing cost and is being amortized into interest expense in equal monthly amounts over the life of the Term Loan. The unamortized portion of deferred financing costs was $322,000 as of December 31, 2008.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Common Stock

In connection with its initial capitalization in Delaware on January 27, 2003, the Company authorized 1,000 shares of $0.001 par value common stock and issued 554 shares of common stock to its founders. In March 2003, the Company increased the number of common stock shares authorized to 35,000,000 and effected a 10,000-to-1 common stock split, with no change in par value. As a part of the Series A Preferred Stock issuance in March 2003, the founders modified the founders’ stock shares so that the shares converted to unvested shares that vest ratably by month though March 2007. In June 2004, the Company increased the number of common stock shares authorized to 45,000,000. In December 2005, the Company increased the number of common shares authorized to 49,000,000. In September 2006, the Company increased the number of common shares authorized to 59,000,000. Certain employees have elected to exercise stock options prior to the vesting of those options, as allowed by the 2003 Stock Option Plan. The proceeds from such exercises are not reflected as stockholders’ equity but as a refundable exercise price liability and are included in other current liabilities pursuant to EITF Issue No. 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44.

The vested and unvested shares of common stock were as follows:

	Vested	Unvested	Total
	Shares	Shares	Shares

December 31, 2007	8,470,465	371,408	8,841,873
Exercise of stock options	-	973,623	973,623
Repurchase of unvested shares	-	(16,876)	(16,876)
Vesting of stock option shares	1,093,830	(1,093,830)	-
December 31, 2008	9,564,295	234,325	9,798,620

Common stock reserved at December 31, 2008, consisted of the following:

2008

For issuance under the Company's 2003 stock option plan	5,542,422
For conversion of convertible preferred stock	43,179,489
For conversion of convertible preferred stock
issued under outstanding warrants	350,921
For issuance of common stock issued under
outstanding warrants	259,855
Total	49,332,687

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

2003 Stock Option Plan

In March 2003, the Company adopted the 2003 Stock Option Plan (the Plan). The Plan provides for (a) a discretionary option grant program under which eligible persons may be granted options to purchase shares of common stock and (b) a discretionary stock purchase right program under which eligible persons may be granted rights to purchase shares of common stock. The Plan provides for the issuance of incentive and nonstatutory stock options and stock purchase rights to eligible employees, board members, and consultants.

As of December 31, 2008, a maximum of 10,205,000 shares may be issued over the term of the Plan. Under the Plan, nonqualified options shall be issued at an exercise price not less than 85% of the fair market value of the Company’s common stock at the grant date, and incentive stock options shall be issued at an exercise price not less than 100% of the fair market value of the Company’s common stock at the grant date, as determined by the Company’s Board of Directors, except for option grants to a stockholder that owns greater than 10% of the Company’s outstanding stock, in which case the exercise price per share is not less than 110% of the fair market value of the Company’s common stock at date of grant. Options granted under the Plan are exercisable no later than ten years from the date of grant, except for stock options granted to an optionee who owns more than 10% of the voting stock at the date of grant, in which case the option term shall be five years from the date of grant.

At the time of the grant, the Company’s Board of Directors determines the exercise price and vesting schedules. Generally, for new hires, 25% of each option vests one year from the vesting commencement date, and the remaining amount vests ratably each month over the remaining three years of the vesting period. For subsequent grants to existing employees, each option generally vests ratably each month over four years. As allowed by the Plan, certain options contain acceleration provisions in the event of an acquisition of the Company and subsequent termination of the employee. The Plan allows for options to be immediately exercisable, subject to the Company’s right of repurchase for unvested shares at the original exercise price upon an optionee’s voluntary or involuntary termination of service to the Company.

The stock purchase right program under the Plan allows eligible persons to purchase shares of common stock at an exercise price as determined by the Company’s Board of Directors but no less than 85% of the fair market value of the Company’s common stock at the grant date except for option grants to a stockholder that owns greater than 10% of the Company’s outstanding stock, in which case the exercise price per share cannot be less than 100% of the fair market value of the Company’s common stock at date of grant. Such purchase rights shall have an exercise period that does not exceed thirty days. Such shares may be fully vested when issued or may vest over time as the recipient provides services or as specified performance objectives are attained as determined by the Company’s Board of Directors. The Company retains the right to repurchase unvested shares issued in conjunction with the stock purchase right program upon voluntary or involuntary termination of service to the Company at an amount equal to the original price paid by the purchaser.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Accounting for Stock Compensation

The following table summarizes employee stock-based compensation expense recorded under SFAS 123R for the year ended December 31, 2008 and its allocation within the consolidated statements of operations (in thousands):

December 31, 2008

Stock-based compensation expense included in:
Cost of revenues	$64

Sales and marketing	270
Research and development	208
General and administrative	104

Stock-based compensation expense included in operating expenses	582

Stock-based compensation expense included in net loss	$646

The Black-Scholes model requires estimates regarding risk-free rate of return, dividend yields, expected life of the award and estimated forfeitures of awards during the service period. The calculation of expected volatility is based on historical volatility for public companies with comparable size and revenues over periods of time equivalent to the expected life of each stock option grant. The expected term is calculated based on the average of the remaining vesting term and the remaining contractual life of each award. The Company bases the estimate of risk-free rate on the U.S. Treasury yield curve in effect at the time of grant or modification. The Company has never paid cash dividends and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.

The fair value of stock compensation expense was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

December 31, 2008
Risk-free interest rate	3.87%
Expected life of the options	5.13 years
Dividend rate	0%
Volatility	72.36%

As part of the requirements of SFAS 123R, the Company is required to estimate potential forfeitures of stock grants and adjust compensation cost recorded accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates.

The weighted average grant-date fair value of options granted to employees was $0.77 per share during the year ended December 31, 2008. The total intrinsic value of options exercised during the year ended December 31, 2008 was $0.7 million.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

A summary of activity of stock options granted to employees and to certain nonemployees for the year ended December 31, 2008 is noted below:

	Shares	Range of Exercise Prices	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding at December 31, 2007	4,935,050	$0.10 - $0.89	$0.58
Options granted	1,508,650	$1.01 - $1.27	$1.19
Options exercised	(973,623)	$0.10 - $1.11	$0.45
Options cancelled or expired	(61,521)	$0.50 - $1.11	$0.74
Outstanding, end of period	5,408,556	$0.10 - $1.27	$0.77

Vested at December 31, 2008, and expected to vest	5,408,556	$0.10 - $1.27	$0.77	8.4
Exercisable at December 31, 2008	5,408,556	$0.10 - $1.27	$0.77	8.4

The total unrecognized share-based compensation expense related to unvested stock options and subject to recognition in future periods was approximately $2.1 million as of December 31, 2008. This amount relates to approximately 3,543,770 shares with a per share weighted average fair value of $0.58. The Company anticipates this expense to be recognized over a weighted average period of approximately 2.8 years.

At December 31, 2008, 5,542,422 common stock shares were reserved for future issuance, of which 133,866 shares were available for future grants. The weighted average remaining contractual life of options at December 31, 2008 was approximately 8.4 years. As of December 31, 2008, 1,864,786 option shares were vested.

8. Income Taxes

As of December 31, 2008, the Company had federal net operating loss carryforwards of approximately $75,565,000 and federal research and development credit carryforwards of approximately $2,540,000. The net operating losses and research and development credit carryforwards will begin to expire in 2023, if not utilized.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating loss and tax credit carryfowards before utilization.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes are as follows:

December 31, 2008

Deferred tax liabilities:
Current deferred tax liabilities:
Prepaid expenses	$(180,577)
Total current deferred tax liabilities:	(180,577)

Non-current deferred tax liabilities:
Deferred revenue	-
Total non-current deferred tax liabilities:	-

Total deferred tax liabilities:	(180,577)

Deferred tax assets:
Current deferred tax assets:
Accrued expenses	-
Book reserves disallowed for tax	1,001,519
Deferred revenue	988,103
Other current deferred tax assets	181,177
Total current deferred tax assets	2,170,799

Non-current deferred tax assets:
Depreciable assets	658,200
Tax carryforwards	30,590,220
Other deferred tax assets	59,557
Total non-current deferred tax assets	31,307,977

Total deferred tax assets	33,478,776

Net deferred tax asset	33,298,199
Valuation allowance for net deferred tax assets	(33,298,199)
Total deferred tax assets	$-

The Company has established a valuation allowance equal to the net deferred tax asset due to uncertainties regarding the realization of the deferred tax asset based on the Company’s lack of earnings history. The valuation allowance increased by approximately $4,500,000 during the year ended December 31, 2008.

The Company’s provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to loss before income taxes due primarily to the application of the valuation allowance. The tax provision represents the tax liabilities the Company incurred in the operations of its foreign subsidiaries.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

9. Commitments and Contingencies

The Company leases a main office facility, multiple sales offices, a facility for its India operations and certain software under noncancelable operating leases. During March 2008, the Company entered into an amendment to the main office facility lease agreement to renew the current lease and expand the rental space. During November 2008, the Company entered into a new office lease agreement for additional office space adjacent to its main office facility. During July 2008, the Company entered into a new office lease agreement for its India operations. The Company is obligated to pay escalating rental payments over the life of the lease. In accordance with FAS 13, Accounting for Leases, escalating rental payments are to be expensed on a straight-line basis over the life of the lease. In accordance with FAS 13, the Company has reflected approximately $76,000 in deferred lease benefit in the liability section of the balance sheet as of December 31, 2008. Future minimum lease payments required under these operating leases as of December 31, 2008, are as follows (in thousands):

2009	$1,325
2010	1,064
2011	522
2012	350
2013	351
Total	$3,612

The Company’s office facility lease requires that the Company pay common area maintenance costs. Common area maintenance payments for the year ended December 31, 2008 were approximately $543,000. The common area maintenance commitment is estimated to be between 50% and 60% of annual lease payments for the remaining life of the lease.

Rental expense for these operating leases was approximately $991,000 for the year ended December 31, 2008.

In the normal course of business, the Company issues purchase orders for, or enters into other contracts to acquire, the majority of goods and services it purchases. In addition, many of the contracts contain obligations for the Company to indemnify the other party for certain losses. Management believes these indemnity obligations are standard and typical for the types of contractual arrangements into which the Company has entered.

Some of these purchase orders and contracts are cancelable by the Company with a reasonably short notice period from zero to 60 days without cause. However, at December 31, 2008, the Company had noncancellable obligations pursuant to open purchase orders primarily to its contract manufacturer and other providers of materials of approximately $6.5 million that are payable within one year.

In the ordinary course of business, various parties have asserted or may assert intellectual property claims against the Company, none of which have resulted in litigation to date. Any such claims or proceedings against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, result in the diversion of significant operational resources, or require the Company to enter into royalty or licensing agreements, which, if required may not be available on terms favorable to the Company. Based on current information, management does not believe they have infringed upon any party’s intellectual property. However, the Company’s view of these matters may change in the future. If any such claims proceeded to litigation, there exists the possibility of a material adverse effect on the Company’s financial position, liquidity and results of operations for the periods in which such litigation or other unfavorable outcome of a claim occurs or becomes probable.

Several parties have asserted that the Company must obtain a license to that party’s patents to avoid infringing on those patents. The Company believes that there is no basis for the claims. No litigation has commenced.

Lifesize Communications, Inc.
Notes to Consolidated Financial Statements (continued)

10. Subsequent Event

During July 2008, the Company entered into an Original Equipment Manufacturing and License Agreement (the “Licensing Agreement”) that included an initial payment of $250,000 and that could require the Company to make future payments of up to $6.0 million. The Licensing Agreement includes certain rights to termination. The Licensing Agreement provides an OEM product for the Company that has guaranteed volume commitments over a five-year period estimated to commence in July 2009. The Licensing Agreement also provides for cross licenses of each party’s patent portfolio to the other party, and eliminates a previously threatened intellectual property infringement claim.

As of March 2009, the Company accepted a contractual milestone and made an additional payment against the Licensing Agreement of $250,000. As a result of the acceptance the Company has recognized the remaining obligations under the contract and in accordance with SFAS 5, Accounting for Contingencies, recorded a contingent liability associated with certain intellectual property rights of the other party, which is offset by a deferred asset which will be amortized to cost of revenues over the life of the Licensing Agreement. As of December 31, 2008, $250,000 has been recorded in other current liabilities, $5.75 million has been recorded in other long-term liabilities, which is offset by current and long-term deferred royalties of $493,000 and $4.8 million, respectively, net of amortization, and $143,000 of deferred research and development costs included in other current assets.

11. 401(k) Employee Benefit Plan

The Company has a 401(k) plan that is available to all permanent employees in the United States over the age of 21. Each eligible employee may elect to contribute up to 60% of his or her compensation, subject to certain statutory limits, to the 401(k) plan through payroll deductions. The Company does not offer its own stock as an investment option. The Company may make matching contributions to the 401(k) plan but to date it has not made any such contributions.